    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2005

                                                     REGISTRATION NO. 333-116155
                                                      REGISTRATION NO. 333-96369

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-2
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           METRETEK TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                            84-1169358
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                         303 EAST 17TH AVENUE, SUITE 660
                             DENVER, COLORADO 80203
                                 (303) 785-8080
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                               A. BRADLEY GABBARD
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           METRETEK TECHNOLOGIES, INC.
                         303 EAST 17TH AVENUE, SUITE 660
                             DENVER, COLORADO 80203
                                 (303) 785-8080
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:

                               PAUL R. HESS, ESQ.
                    KEGLER, BROWN, HILL & RITTER CO., L.P.A.
                         65 E. STATE STREET, SUITE 1800
                              COLUMBUS, OHIO 43215
                                 (614) 462-5400

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box.[x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND INCLUDES ALL OF THE INFORMATION CURRENTLY REQUIRED IN A PROSPECTUS RELATING TO THE SECURITIES COVERED BY ORIGINAL REGISTRATION STATEMENT NO. 333-116155 AND THE SECURITIES COVERED BY ORIGINAL REGISTRATION STATEMENT NO. 333-96369.

================================================================================

                                EXPLANATORY NOTE

     Registrant has previously filed a "shelf" Registration Statement on Form S-2 (No. 333-96369 and No. 333-116155) relating to the sale of 6,282,816 shares of common stock from time to time by certain selling securityholders. Because Registrant now satisfies the Transaction Requirements for Transactions Involving Secondary Offerings under General Instruction B.1.4 of Form S-3, Registrant is filing this post-effective amendment to Form S-2 on Form S-3 as permitted by Rule 401(c) under the Securities Act of 1933. This filing will also eliminate from registration those shares previously sold by the selling securityholders, along with those shares of common stock that were issuable upon the exercise of warrants that have since expired without being exercised.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus which relates to original Registration Statement No. 333-116155 and original Registration Statement No. 333-96369.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING
AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2005

PROSPECTUS

                                4,157,797 SHARES

                           METRETEK TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   ----------

     This prospectus relates to the offer and sale from time to time of up to 4,157,797 shares of our common stock or interests therein by the selling securityholders identified in this prospectus, consisting of 3,174,633 shares that are issued and outstanding and 983,164 shares that are issuable upon the exercise of issued and outstanding warrants.

     The selling securityholders may from time to time offer, sell or otherwise dispose of the shares offered under this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 32.

     We will not receive any proceeds from the sale of the shares by the selling securityholders, but if any of the warrants are exercised in cash, we will receive the proceeds from the payment of the exercise price. We will pay all expenses of the registration of the shares, and the selling securityholders will pay any broker-dealer or underwriter fees, discounts or commissions and other selling expenses of the shares.

     Our common stock is listed on the American Stock Exchange under the symbol "MEK". On November 9, 2005, the last sale price of our common stock as reported on the American Stock Exchange was $3.88 per share.

                                   ----------

     INVESTING IN OUR COMMON STOCK INVOLVES A NUMBER OF SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About this Prospectus....................................................     3
Who We Are...............................................................     4
Risk Factors.............................................................     6
Special Note Regarding Forward-Looking Statements........................    23
Use of Proceeds..........................................................    24
Selling Securityholders..................................................    24
Plan of Distribution.....................................................    32
Legal Matters............................................................    34
Experts..................................................................    34
Where You Can Find More Information......................................    34
Incorporation of Certain Documents by Reference..........................    35

                                   ----------

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, the selling securityholders may from time to time offer, sell or otherwise dispose of the shares of common stock offered under this prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with information that is different. The selling securityholders are not making an offer to sell and are not soliciting an offer to buy our common stock in any jurisdiction where offers or sales are not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares. When we use the term "this prospectus," we are referring to this prospectus along with any applicable prospectus supplements, unless the context requires otherwise.

     The registration statement of which this prospectus is a part contains important additional information and exhibits about us and the securities that is not included in this prospectus. You should carefully read this prospectus along with the documents incorporated by reference in this prospectus and the exhibits to the registration statement. To obtain this additional information and these exhibits, see "Where You Can Find More Information."

                                   WHO WE ARE

METRETEK TECHNOLOGIES, INC.

     Through our subsidiaries, we are a diversified provider of energy technology products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity. We currently conduct our operations through three subsidiaries:

     - PowerSecure, Inc., based in Wake Forest, North Carolina, which designs, engineers, sells and manages distributed generation systems marketed primarily to industrial and commercial users of electricity.

     - Southern Flow Companies, Inc., based in Lafayette, Louisiana, which provides a wide variety of natural gas measurement services principally to producers and operators of natural gas production facilities.

     - Metretek, Incorporated, which we refer to as Metretek Florida, based in Melbourne, Florida, which provides data collection, telemetry and other types of machine-to-machine connectivity solutions for applications such as automatic meter reading, cathodic protection and other types of remote monitoring and collection applications.

     In addition to these subsidiaries, Marcum Gas Transmission, Inc., a subsidiary of ours based in Denver, Colorado, owns an approximate 26% economic interest in an unconsolidated business, Marcum Midstream 1995-2 Business Trust, which we refer to as MM 1995-2. MM 1995-2 operates four production water disposal facilities located in northeastern Colorado.

     In this prospectus, references to "Metretek", "company", "we", "us" and "our" refer to Metretek Technologies, Inc. together with its subsidiaries, unless we state otherwise or the context indicates otherwise.

     We were incorporated in Delaware on April 5, 1991 under the name "Marcum Natural Gas Services, Inc.," and we changed our name in June 1999 to "Metretek Technologies, Inc." Our principal executive offices are located at 303 East Seventeenth Avenue, Suite 660, Denver, Colorado 80203, and our telephone number at those offices is (303) 785-8080. Our Internet website address is www.metretrek.com. Information contained on our website is not incorporated into this prospectus.

BUSINESS STRATEGY

     Our business strategy is to position ourself as an integrated provider of data management products, services and systems that enhance the availability of management information and services primarily to suppliers and users of energy. While our products, services and systems have historically been aimed primarily at the natural gas industry, we are focusing more of our current and future products, services and systems to other segments of the energy industry, especially the electricity industry, as well as to other industries that require data management services. The energy industry continues to experience fundamental regulatory and structural changes and significant new trends. Our strategy is to acquire, develop, operate and expand businesses that are positioned to take advantage of these changes and trends.

     In implementing our business strategy, we have acquired or formed the following important businesses:

     - In 1993, we acquired substantially all of the assets of the Southern Flow Companies division of Weatherford International Incorporated.

     -    In 1994, we acquired Metretek Florida.

     - In 1998, we acquired the electronic corrector business from American Meter Company to further expand the product and service offerings of Metretek Florida.

     - In 2000, we formed PowerSecure to develop and operate our distributed generation business.

     - In 2001, we acquired a process control and switchgear design and manufacturing firm as part of PowerSecure's growth strategy.

     - In 2003, we commenced the development of the cellular network interface and InvisiConnect(TM) series of products, which are machine-to-machine connection solutions for wireless network technology, to enhance the product, service and technology offerings of Metretek Florida.

     - In 2004, we significantly increased our economic interest in MM 1995-2 and we acquired the minority interest in PowerSecure.

     While we regularly engage in discussions relating to potential acquisitions and dispositions of assets, businesses and companies, as of the date of this prospectus we have not entered into any binding agreement or commitment with respect to any material acquisition or disposition.

                                  RISK FACTORS

     An investment in our common stock involves a number of significant risks. You should consider carefully the risks, uncertainties and other factors described below, along with all of the other information contained or incorporated by reference in this prospectus, before making an investment decision. In addition, the risks, uncertainties and other factors described below are not the only ones we face. There may be additional risks, uncertainties and other factors that we do not currently consider material or that are not currently known to us. If any of the following risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially adversely affected. When we say that something could or will have a material adverse effect on us or our business, we mean that it could or will have one or more of these effects. If this occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE HAVE A HISTORY OF LOSSES, AND, DESPITE OUR RECENT PROFITABILITY, WE MAY NOT BE ABLE TO REMAIN PROFITABLE IN THE FUTURE.

     Although we have recorded net income of $656,178 in fiscal 2005 through June 30, 2005, we have incurred net losses in each full year of our operations since our inception, including a net loss attributable to common shareholders of approximately $4.5 million in fiscal 2004. As of June 30, 2005, we had an accumulated deficit of approximately $57.8 million. Accordingly, notwithstanding our recent profitability in, we may not be able to sustain or increase that profitability on a quarterly or annual basis in the future. There is no guarantee that our future revenues will grow significantly, if at all. Moreover, as a result of our intended future growth and expansion of our businesses, products and services, we may incur expenses in future periods, including significant costs in developing and expanding the distributed generation business of PowerSecure and the telemetry business of Metretek Florida, that exceed our revenues. If our future revenues do not meet our expectations, or if our operating expenses exceed what we anticipate and cannot be reduced below our revenues, our business, financial condition and results of operations will be materially and adversely affected.

     WE MAY REQUIRE A SUBSTANTIAL AMOUNT OF ADDITIONAL FUNDS TO FUND OUR CAPITAL REQUIREMENTS AND TO FINANCE THE GROWTH OF OUR BUSINESS, BUT WE MAY NOT BE ABLE TO RAISE A SUFFICIENT AMOUNT OF FUNDS TO DO SO ON TERMS FAVORABLE TO US AND OUR STOCKHOLDERS OR AT ALL.

     We may need to obtain additional capital to fund our capital obligations and to finance the development and expansion of our businesses. For example, we will need substantial additional capital to develop the growing business divisions of PowerSecure and to finance the development of Metretek Florida's telemetry business. Further, under the settlement agreement in connection with a class action lawsuit, we are required to make payments on a $3.0 million promissory note in the annual amount of $750,000 plus interest through June 30, 2008. In addition, from time to time as part of our business plan, we engage in discussions regarding potential acquisitions of businesses and technologies. While our ability to finance future acquisitions will probably depend on or ability to raise additional capital, as of the date of this prospectus, we have not entered into any agreement committing us to any such acquisition. Moreover, unanticipated events, over which we have no control, could increase our operating costs or decrease our ability to generate revenues from product and service sales, necessitating additional capital. We continually evaluate our cash flow requirements as well as our opportunity to raise additional capital in order to improve our financial position. In addition, we continually evaluate opportunities to improve our credit facilities, through increased credit availability, lower debt costs or other more favorable terms. We cannot provide any assurance that we will be able to raise additional capital or replace our current credit facilities when needed or desired, or that the terms of any such financing will be favorable to us and our stockholders.

     We entered into a new credit facility in September 2005, under which we have a maximum credit facility of $4.5 million. The credit facility matures in September 2007. Our ability to borrow funds under the credit facility is limited to our loan availability based upon certain assets of our subsidiaries. As of September 30, 2005, our loan availability under the credit facility was $4,404,000, of which approximately $1,815,000 had been borrowed, leaving $2,589,000 available for future use. The amount of our loan availability, as well as the amount borrowed under the credit facility, will change in the future depending on our asset base, our liquidity and our capital requirements.

     Our current credit facility has a number of financial covenants that our subsidiaries must satisfy. Our ability to satisfy those covenants depends principally upon our ability to achieve positive operating performance. If any of our borrowing subsidiaries is unable to fully satisfy the financial covenants of the credit facility, it will breach the terms of the credit facility. Our obligations under the credit facility are secured by a first priority security interest in substantially all of the assets of our subsidiaries, and by guarantees by Metretek Technologies and our subsidiaries. Any breach of the covenants in the credit facility could result in a default under the credit facility and an acceleration of payment of all outstanding debt owed, which would materially and adversely affect our financial condition.

     We may seek to raise any needed or desired additional capital from the proceeds of public or private equity or debt offerings at the Metretek Technologies level or at the subsidiary level or both, through asset or business sales, from traditional credit financings or from other financing sources. Our ability to obtain additional capital when needed or desired will depend on many factors, including general market conditions, our operating performance and investor sentiment, and thus cannot be assured. In addition, depending on how it is structured, raising capital could require the consent of our lender. Even if we are able to raise additional capital, the terms of any financing could be adverse to the interests of our stockholders. For example, the terms of debt financing could include covenants that restrict our ability to operate our business or to expand our operations, while the terms of an equity financing, involving the issuance of capital stock or of securities convertible into capital stock, could dilute the percentage ownership interests of our stockholders, and the new capital stock or other new securities could have rights, preferences or privileges senior to those of our current stockholders. We cannot assure you that sufficient additional funds will be available to us when needed or desired or that, if available, such funds can be obtained on terms favorable to us and our stockholders and acceptable to our lender, if its consent is required. Our inability to obtain sufficient additional capital on a timely basis on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

     WE HAVE BEEN SUBJECT TO LAWSUITS IN THE PAST, AND IF IN THE FUTURE WE BECOME SUBJECT TO LAWSUITS, AND IF ANY OF THOSE LAWSUITS ARE SUCCESSFULLY PROSECUTED AGAINST US, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

     We have been subject to lawsuits in the past that have had a material impact on us. In the future, we may become involved in other disputes and legal actions that arise in the ordinary course of business. We cannot provide any assurance that any such future litigation and claims against us could not materially and adversely affect our business, financial condition and results of operation.

     OUR FUTURE OPERATING RESULTS ARE DIFFICULT TO PROJECT AND HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND FLUCTUATIONS IN THE FUTURE MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our operating results have fluctuated significantly from quarter-to-quarter, period-to-period and year-to-year in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and any of which may cause the trading price of our common stock to fluctuate. These factors include, without limitation, the following:

     - the size, timing and terms of sales and orders, including customers delaying, deferring or canceling purchase orders or making smaller purchases than expected;

     - the effects of hurricanes and other weather conditions on the needs and demand requirements of our customers;

     - our ability to obtain adequate supplies of key components and materials for our products on a timely and cost-effective basis;

     - our ability to implement our business plans and strategies and the timing of such implementation;

     - the timing, pricing and market acceptance of our new products and services such as Metretek Florida's new telemetry offerings;

     - the pace of development of our new businesses and the growth of their markets;

     -    changes in our pricing policies and those of our competitors;

     - variations in the length of our product and service implementation process;

     -    changes in the mix of products and services having differing margins;

     -    changes in the mix of international and domestic revenues;

     -    the life cycles of our products and services;

     -    budgeting cycles of utilities and other major customers;

     -    general economic and political conditions;

     -    the resolution of pending and any future litigation and claims;

     - economic conditions in the energy industry, especially in the natural gas and electricity sectors;

     - the effects of governmental regulations and regulatory changes in our markets;

     -    changes in the prices charged by our suppliers;

     - our ability to make and obtain the expected benefits from acquisitions of technology or businesses, and the costs related to such acquisitions;

     -    changes in our operating expenses; and

     - the development and maintenance of business relationships with strategic partners.

     Because we have little or no control over most of these factors, our operating results are difficult to predict. Any substantial adverse change in any of these factors could negatively affect our business and results of operations.

     Our revenues and other operating results are heavily dependant upon the volume and timing of customer orders and payments and the date of product delivery. The timing of large individual sales is difficult for us to predict. Because our operating expenses are based on anticipated revenues and because a high percentage of these are relatively fixed, a shortfall or delay in recognizing revenue could cause our operating results to vary significantly from quarter-to-quarter and could result in significant operating losses in any particular quarter. If our revenues fall below our expectations in any particular quarter, we may not be able to reduce our expenses rapidly in response to the shortfall, which could result in us suffering significant operating losses in that quarter.

     Due to these factors and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter, period-to-period or year-to-year comparisons of our results of operations as an indication of our future performance. Quarterly, period and annual comparisons of our operating results are not necessarily meaningful or indicative of future performance. It is possible that in some future periods our results of operations may fall below the expectations of public market analysts and investors, causing the trading price of our common stock to decline.

     SEVERE, ADVERSE WEATHER CONDITIONS, SUCH AS HURRICANES, CAN CAUSE A SEVERE DISRUPTION IN THE BUSINESS OF SOUTHERN FLOW BY SIGNIFICANTLY REDUCING THE SHORT AND MID-TERM DEMAND REQUIREMENTS OF ITS CUSTOMERS.

     Southern Flow's business is in large part dependent upon the business of large oil and gas producers. Severe, adverse weather conditions, such as hurricanes, can cause serious disruptions in the production activities of those customers, which in turns reduces their demand for Southern Flow's services. While such production reductions tend to be temporary and after time return to normal levels, the disruption causes Southern Flow to lose business that is generally not replaceable. This loss of business results in a loss of revenues for Southern Flow, but since Southern Flow's expenses tend to be fixed, at least in the short term, these short-term losses of revenues have a significant effect on Southern Flow's net income, and thus a material adverse impact on our revenues, financial condition and results of operations.

     BECAUSE SOME OF OUR BUSINESS AND PRODUCT OFFERINGS HAVE LIMITED HISTORIES AND THEIR BUSINESS STRATEGIES ARE STILL BEING DEVELOPED AND ARE UNPROVEN, LIMITED INFORMATION IS AVAILABLE TO EVALUATE THEIR FUTURE PROSPECTS.

     Our business strategy includes the development and expansion of new businesses and product lines from time to time, including PowerSecure's shared savings programs and Metretek Florida's telemetry business. Our plans and strategies with respect to these new businesses are often based on unproven models and must be developed and modified. Our future success depends in large part upon our ability to develop these new businesses so that they will generate significant revenues, profits and cash flow.

     As a company developing new businesses in the rapidly evolving energy and technology markets, we face numerous risks and uncertainties which are described in this Item as well as other parts of this Report. Some of these risks relate to our ability to:

     - anticipate and adapt to the changing regulatory climate for energy and technology products, services and technology;

     -    attract customers to our new businesses;

     - anticipate and adapt to the changing energy markets and end-user preferences;

     -    attract, retain and motivate qualified personnel;

     -    respond to actions taken by our competitors;

     -    integrate acquired businesses, technologies, products and services;

     - generate revenues, gross margins, cash flow and profits from sales of new products and services; and

     - implement an effective marketing strategy to promote awareness of our new businesses, products and services.

     Our business and financial results in the future will depend heavily on the market acceptance and profitability of our new businesses and these new product and service offerings lines. If we are unsuccessful in addressing these risks or in executing our business strategies, or if our business model fails or is invalid, then our business would be materially and adversely affected.

     RESTRICTIONS IMPOSED ON US BY THE TERMS OF OUR CURRENT CREDIT FACILITY AND THE CLASS ACTION SETTLEMENT COULD LIMIT HOW WE CONDUCT OUR BUSINESS AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

     The terms of our current credit facility and the class action settlement contain financial and operating covenants that place restrictions on our activities and limit the discretion of our management. These covenants place significant restrictions on our ability to:

     -    incur additional indebtedness;

     -    create liens or other encumbrances;

     -    issue or redeem our securities;

     -    make dividend payments and investments;

     -    amend our charter documents;

     -    sell or otherwise dispose of our or our subsidiaries' stock or assets;

     -    liquidate or dissolve;

     -    merge or consolidate with other companies; or

     -    reorganize, recapitalize or engage in a similar business transaction.

     Any future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

     -    limited in how we conduct our business;

     - unable to raise additional capital, through debt or equity financings, when needed for our operations and growth; and

     - unable to compete effectively or to take advantage of new business opportunities.

     In addition, on several occasions during fiscal 2004, including the fourth quarter of fiscal 2004, Metretek Florida was in violation of certain financial covenants under its credit agreement. Although in each case we received a waiver from the lender, there can be no assurance that such a waiver will be available on acceptable terms in the event of a future default. If a default is declared and not waived or cured, the entire indebtedness then owed under the credit facility could be accelerated, and we may not be able to repay it. In addition, if the credit facility matures and is not renewed, we may not be able to obtain successor financing on acceptable terms. The need to comply with the terms of our debt obligations may also limit our ability to obtain additional financing and our flexibility in planning for or reacting to changes in our business. If as a result of these covenants, we are unable to pursue a favorable transaction or course of action or to respond to an unfavorable event, condition or circumstance, then our business could be materially and adversely affected.

     OUR DEPENDENCE ON THIRD PARTY PARTNERS AND SUPPLIERS, INCLUDING SOLE SOURCE SUPPLIERS, MAY PREVENT US FROM DELIVERING ACCEPTABLE PRODUCTS OR PERFORMING ACCEPTABLE SERVICES ON A TIMELY BASIS.

     We rely on single source suppliers and highly in demand parts for some of the critical components we use in our products. Our business is dependent on our ability to anticipate our needs for components and products and our suppliers' ability to deliver such components and products in time to meet critical manufacturing and installation schedules. Our business could be adversely affected, for example, if PowerSecure is unable to obtain, on a timely and cost-efficient basis, sufficient generators to meet its customers' installation schedules. In addition, our business could be adversely affected if we experience supply constraints or if we experience any other interruption or delay in the supply chain which interfere with our ability to manufacture our products or manage our inventory levels.

     OUR POWERSECURE BUSINESS IS SUBJECT TO MANY BUSINESS RISKS, INCLUDING THE EFFECTS OF CHANGES IN TARIFF STRUCTURES AND IN ENVIRONMENTAL REQUIREMENTS, AND IF ANY OF THESE RISKS MATERIALIZE, THEY COULD MATERIALLY AND ADVERSELY AFFECT POWERSECURE'S BUSINESS AS WELL AS OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     PowerSecure's business is dependent, in part, upon its ability to utilize distributed generation to create favorable pricing for customers based on existing tariff structures. If utility tariffs change in some regions, then PowerSecure's business would become less viable in those regions. Moreover, even if such tariffs do not change, if PowerSecure is unable to obtain the expected benefits from those tariffs, its shared savings projects, that are dependent upon such benefits, would be materially and adversely affected. Also, PowerSecure presently utilizes diesel powered generators in its systems. If regulatory requirements in its business regions are modified to either effectively ban diesel or to make diesel no longer commercially viable in those regions, PowerSecure's business could be materially and adversely affected. While PowerSecure, in such case, would utilize its efforts to find alternative power sources, there is no assurance those alternative sources would be economically acceptable.

     BECAUSE WE ARE DEPENDENT UPON THE UTILITY INDUSTRY FOR A SIGNIFICANT PORTION OF OUR REVENUE, CONTINUED REDUCTIONS OF PURCHASES OF OUR PRODUCTS AND SERVICES BY UTILITIES CAUSED BY REGULATORY REFORM MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     We currently derive a significant portion of our revenue from sales by Metretek Florida of its products and services to the utility industry, and particularly the natural gas utility industry. A key reason that we have experienced variability of operating results on both an annual and quarterly basis has been utility purchasing patterns, including delays of purchasing decisions, as the result of mergers and acquisitions in the utility industry and potential changes to the federal and state regulatory framework within which the utility industry operates. The utility industry is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase proposals, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying a normal budget approval process within the utility. In addition, utilities may defer purchases of our products and services if the utilities reduce capital expenditures as the result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors. The natural gas utility industry has been virtually the sole market for Metretek Florida's products and services. However, over the last few years, the uncertainty in the utility industry that has resulted from the regulatory uncertainty in the current era of deregulation has caused utilities to defer even further purchases of Metretek Florida's products and services. The continuation of this uncertain regulatory climate will materially and adversely affect our revenues.

     The domestic utility industry is currently the focus of regulatory reform initiatives in virtually every state. These initiatives have resulted in significant uncertainty for industry participants and raise concerns regarding assets that would not be considered for recovery through rate payer charges. This regulatory climate has caused many utilities to delay purchasing decisions that involve significant capital commitments. As a result of these purchasing decision delays, utilities have reduced their purchases of our products and services. While we expect some states will act on these regulatory reform initiatives in the near future, we cannot assure you that the current regulatory uncertainty will be resolved in the short term. In addition, new regulatory initiatives could have a material adverse effect on our business. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utilities are pursuing merger and acquisition strategies. We have experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, capital expenditure purchase decisions are put on hold indefinitely when merger negotiations begin. If this pattern of merger and acquisition activity among utilities continues, our business may be materially and adversely affected. In addition, if any of the utilities that account for a significant portion of our revenues decide to significantly reduce their purchases of our products and services, our financial condition and results of operations may be materially and adversely affected.

     MANY OF OUR PRODUCTS AND SERVICES EXPERIENCE LONG AND VARIABLE SALES CYCLES, WHICH COULD HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS FOR ANY GIVEN QUARTER OR YEAR.

     Our products and services are often used by our customers to address critical business needs. Customers generally consider a wide range of issues before making a decision to purchase our products and services. In addition, the purchase of some of our products and services involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products and approval at a number of management levels within a customer's organization. Our sales cycle may vary based on the industry in which the potential customer operates and is difficult to predict for any particular transaction. The length and variability of our sales cycle makes it difficult to predict whether particular sales will be concluded in any given quarter. While our customers are evaluating our products and services before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

     WE DO NOT HAVE LONG-TERM OR RECURRING COMMITMENTS WITH MOST OF OUR CUSTOMERS AND MAY BE UNABLE TO RETAIN EXISTING CUSTOMERS, ATTRACT NEW CUSTOMERS OR REPLACE DEPARTING CUSTOMERS WITH NEW CUSTOMERS THAT CAN PROVIDE COMPARABLE REVENUES.

     Because we generally do not obtain firm, long-term volume purchase commitments from our customers, many of our contracts and commitments from our customers are short-term or non-recurring. For example, most of PowerSecure's revenues are derived on a non-recurring, project by project basis, and there is no assurance that its revenues and business will continue to grow. In addition, customer orders can be canceled or rescheduled and volume levels can be reduced. We cannot assure you that our customers will continue to use our products and services or that we will be able to replace, in a timely or effective manner, canceled, delayed or reduced orders with new business that generates comparable revenues. Further, we cannot assure you that our current customers will continue to generate consistent amounts of revenues over time. Our failure to maintain and expand our customer relationships customers would materially and adversely affect our business and results of operations.

     IF WE ARE UNABLE TO DEVELOP NEW AND ENHANCED PRODUCTS AND SERVICES THAT ACHIEVE MARKET ACCEPTANCE IN A TIMELY MANNER, OUR OPERATING RESULTS AND COMPETITIVE POSITION COULD BE HARMED.

     Our future success will depend on our ability to develop new and enhanced products and services that achieve market acceptance in a timely and cost-effective manner. The development of technology is often complex, and we occasionally have experienced delays in completing the development and introduction of new products and services and enhancements thereof. Successful development and market acceptance of our products and services depends on a number of factors, including:

     -    changing requirements of customers;

     -    accurate prediction of market requirements;

     -    timely completion and introduction of new designs;

     -    quality, price, performance and use of our products;

     - availability, quality, price and performance of competing products, services and technologies;

     -    our customer service and support capabilities and responsiveness;

     - successful development of our relationships with existing and potential customers; and

     -    changes in technology, industry standards or end-user preferences.

     We cannot provide assurance that products and services that we have recently developed or may develop in the future will achieve market acceptance. If our new products and services fail to achieve market acceptance, or if we fail to develop new or enhanced products and services that achieve market acceptance, our growth prospects, operating results and competitive position could be adversely affected.

     FROM TIME TO TIME WE DEPEND ON REVENUES FROM SIGNIFICANT PURCHASE COMMITMENTS, AND ANY LOSS, CANCELLATION, REDUCTION OR DELAY IN THESE PURCHASE COMMITMENTS COULD HARM OUR BUSINESS AND OPERATING RESULTS.

     From time to time, our subsidiaries have derived a material portion of their revenues from one or more significant customers or purchase commitments. For example, in fiscal 2003 Metretek Florida had a significant purchase order from one large customer that did not recur, which adversely affected our operating results in fiscal 2004. In fiscal 2004, we had one customer that was responsible for approximately 15% of our consolidated revenues. Also, PowerSecure from time to time receives significant, non-recurring purchase orders from customers. If such commitments were to be terminated or fail to recur, our revenues and net income would significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers and generate recurring revenues from them. We cannot be sure that we will be able to retain our largest customers, that we will be able to attract additional large customers, or that our existing customers will continue to purchase our products and services in the same amounts as in prior years. Our business and operating results would be adversely affected by:

     -    the loss of one or more large customers;

     -    any reduction or delay in sales to these customers;

     -    the failure of large purchase commitments to be renewed or to recur;

     - our inability to successfully develop relationships with additional customers; or

     -    future price concessions that we may have to make to these customers.

     RAPID TECHNOLOGICAL CHANGES MAY PREVENT US FROM REMAINING CURRENT WITH OUR TECHNOLOGICAL RESOURCES AND MAINTAINING COMPETITIVE PRODUCT AND SERVICE OFFERINGS.

     The markets in which our businesses operate are characterized by rapid technological change, frequent introductions of new and enhanced products and services, evolving industry standards and changes in customer needs. Significant technological changes could render our existing and planned new products, services and technology obsolete. Our future success will depend, in large part, upon our ability to:

     -    effectively use and develop leading technologies;

     -    continue to develop our technical expertise;

     -    enhance our current products and services;

     -    develop new products and services that meet changing customer needs;
          and

     - respond to emerging industry standards and technological changes in a cost-effective manner.

     If we are unable to successfully respond to these developments or if we do not respond to them in a cost-effective manner, then our business will be materially and adversely affected. We cannot assure you that we will be successful in responding to changing technology or market needs. In addition, products, services and technologies developed by others may render our products, services and technologies uncompetitive or obsolete.

     Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure you that we will succeed in adapting our products, services and technology in a timely and cost-effective manner. We may experience financial or technical difficulties or limitations that could prevent us from introducing new or enhanced products or services. Furthermore, any of these new or enhanced products, services and technology could contain problems that are discovered after they are introduced. We may need to significantly modify the design of these products and services to correct problems. Rapidly changing technology and operating systems may impede market acceptance of our products, services and technology. Our business could be materially and adversely affected if we experience difficulties in introducing new or enhanced services and products or if these products and services are not received favorably by our customers.

     Development and enhancement of our products and services will require significant additional expenses and could strain our management, financial and operational resources. The lack of market acceptance of our products or services or our inability to generate sufficient revenues from this development or enhancements to offset their costs could have a material adverse effect on our business. In the past, we have experienced delays in releasing new products and services and enhancements, and we may experience similar delays in the future. These delays or problems in the installation of implementation of our new products and services and enhancements may cause customers to forego purchases of our products and services to purchase those of our competitors.

     IF WE ARE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY PERSONNEL, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

     We believe our future success will depend in large part upon our ability to attract and retain highly qualified technical, managerial, sales, marketing, finance and operations personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be able to attract and retain these key employees in the future. The loss of the services of any of our key personnel could have a material adverse effect on our business. Although we have entered into employment agreements with some of our executive officers, we generally do not have employment contracts with our other key employees. In addition, we do not have key person life insurance for most of our key personnel. We cannot assure you that we will be able to retain our current key personnel or that we will be able attract or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to attract and retain highly qualified personnel, our business could be materially and adversely affected.

     WE FACE INTENSE COMPETITION IN THE MARKETS FOR OUR PRODUCTS, SERVICES AND TECHNOLOGY, AND IF WE CANNOT SUCCESSFULLY COMPETE IN THOSE MARKETS, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

     The markets for our products, services and technology are intensely competitive and subject to rapidly changing technology, new competing products and services, frequent performance improvements and evolving industry standards. We expect the intensity of competition to increase in the future because the growth potential and deregulatory environment of the energy market have attracted and are anticipated to continue to attract many new competitors, including new businesses as well as established businesses from different industries. Competition may also increase as a result of industry consolidation. As a result of increased competition, we may have to reduce the price of our products and services, and we may experience reduced gross margins and loss of market share, which could significantly reduce our future revenues and operating results.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing, manufacturing and other resources than we do. This may enable our competitors to respond more quickly to new or emerging technologies and changes in customer requirements or preferences and to devote greater resources to the development, promotion and sale of their products and services than we can. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, customers, strategic partners and suppliers and vendors than we can. Our competitors may develop products and services that are equal or superior to the products and services offered by us or that achieve greater market acceptance than our products do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share or impede our ability to acquire market share in new markets. We cannot assure you that we will have the financial resources, technical expertise, portfolio of products and services or marketing and support capabilities to compete successfully in the future. Our inability to compete successfully or to timely respond to market demands or changes would have a material adverse effect on our business, conditions and results of operations.

     DOWNTURNS IN GENERAL ECONOMIC AND MARKET CONDITIONS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     There is potential for a downturn in general economic and market conditions. In recent years, some segments of the economy, including the technology industry in particular, have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Moreover, there is increasing uncertainty in the energy and technology markets attributed to many factors, including international terrorism and strife, global economic conditions and strong competitive forces. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders from major customers. An economic downturn coupled with a decline in our revenues could adversely affect our ability meet our capital requirement, support our working capital requirements and growth objectives, maintain our existing financing arrangements, or otherwise adversely affect our business, financial condition and results of operations. As a result, any economic downturns in general or in our markets, particularly those affecting industrial and commercial users of natural gas and electricity, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

     IF WE FAIL TO EFFECTIVELY MANAGE OUR FUTURE GROWTH, OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND SERVICES AND TO DEVELOP NEW PRODUCTS AND SERVICES MAY BE ADVERSELY AFFECTED.

     We must plan and manage our growth effectively in order to offer our products and services and achieve revenue growth and profitability in a rapidly evolving market. Our future growth will place a significant strain on our management systems and resources. If we are not able to effectively manage our growth in the future, our business may be materially and adversely affected.

     CHANGES IN OUR PRODUCT MIX COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     The margins on our revenues from some of our product and service offerings is higher than the margins on some of our other product and service offerings. In addition, we cannot currently accurately estimate the margins of some of our new and developing products and services due to their limited operating history. Our new products and services may have lower margins than our current products and services. If in the future we derive a proportionately greater percentage of our revenues from lower margin products and services, then our overall margins on our total revenues will decrease and, accordingly, will result in lower net income, or higher net losses, and less cash flow on the same amount of revenues.

     OUR MANAGEMENT OF MM 1995-2, A PRIVATE PROGRAM, PRESENTS RISKS TO US.

     MGT is our subsidiary that manages and holds a minority ownership interest in MM 1995-2, a private program that owns and operates four oil and gas production water disposal facilities. While MGT does not intend to form any new private programs, it may from time to time increase its economic interest in the program or initiate or manage actions intended to expand the program's assets or activities. This program was financed by a private placement of equity interests raising capital to acquire the assets and business operated by the program. Our management of this program presents risks to us, including:

     - lawsuits by investors in this program who become dissatisfied with the results of the program;

     - material adverse changes in the business, results of operations and financial condition of the program due to events, conditions and factors outside of our control, such as general and local conditions affecting the oil and gas market generally and the revenues of the program specifically;

     - risks inherent in managing a program and taking significant actions that affect its investors;

     -    changes in the regulatory environment relating to the program;

     -    reliance upon significant suppliers and customers by the program;

     - hazards of oil production water disposal facilities, including environmental hazards; and

     -    changes in technology.

     If any of these risks materialize and we are unsuccessful in addressing these risks, our financial condition and results of operations could be materially and adversely affected.

     OUR INTERNATIONAL SALES ACTIVITIES ARE SUBJECT TO MANY RISKS AND UNCERTAINTIES THAT COULD ADVERSELY AFFECT

     OUR OPERATING RESULTS IF THEY MATERIALIZE.

     We market and sell some of our products and services in international markets. While sales into international markets generated only approximately 2% of our consolidated revenues in fiscal 2004 and 3% in fiscal 2003 and fiscal 2002, one component of our strategy for future growth involves the expansion of our products and services into new international markets and the expansion of our marketing efforts in our current international markets. This expansion will require significant management attention and financial resources to establish additional offices, hire additional personnel, localize and market products and services in foreign markets and develop relationships with international service providers. However, we have only limited experience in international operations, including in developing localized versions of our products and services and in developing relationships with international service providers. We cannot provide any assurance that we will be successful in expanding our international operations, or that revenues from international operations will be sufficient to offset these additional costs. If revenues from international operations are not adequate to offset the additional expense from expanding these international operations, our business could be materially and adversely affected.

     We are exposed to several risks inherent in conducting business on an international level that could result in increased expenses, or could limit our ability to generate revenues, including:

     - difficulties in collecting international accounts receivable and longer collection periods;

     -    the impact of local economic conditions and practices;

     -    difficulties in staffing and managing foreign operations;

     - difficulties in complying with foreign regulatory and commercial requirements;

     - increased costs associated with maintaining international marketing efforts;

     -    fluctuations in currency exchange rates;

     -    potential adverse tax consequences;

     -    adverse changes in applicable laws and regulatory requirements;

     -    import and export restrictions;

     -    export controls relating to technology;

     -    tariffs and other trade barriers;

     -    political and economic instability;

     -    reduced protection for intellectual property rights;

     -    cultural and language difficulties;

     -    the potential exchange and repatriation of foreign earnings; and

     -    the localization and translation of products and services.

     Our success in expanding our international sales activities will depend in large part on our ability to anticipate and effectively manage these and other risks, many of which are outside of our control. Any of these risks could materially and adversely affect our international operations and, consequently, our operating results. We cannot provide any assurance that we will be able to successfully market, sell and deliver our products and services in foreign markets.

     WE MAY BE UNABLE TO ACQUIRE OTHER BUSINESSES, TECHNOLOGY OR COMPANIES, OR TO FORM STRATEGIC ALLIANCES AND RELATIONSHIPS, OR TO SUCCESSFULLY REALIZE THE BENEFITS OF ANY ACQUISITION OR ALLIANCE.

     In the past, we have grown by acquiring complimentary businesses, technologies, services and products and entering into strategic alliances and relationships with complimentary businesses. We evaluate potential acquisition opportunities from time to time, including those that could be material in size and scope. As part of our growth strategy, we intend to continue to evaluate potential acquisitions, investment opportunities and strategic alliances on an ongoing basis as they present themselves to facilitate our ability to enhance our existing products, services and technology, and to introduce new products, services and technology, on a timely basis. However, we do not know if we will be able to identify any future opportunities that we believe will be beneficial for us. Even if we are able to identify an appropriate acquisition opportunity, we may not be able to successfully finance the acquisition. If we are unable to identify, finance or obtain the benefits of future acquisitions and alliances, our growth may be impaired and our business may be adversely affected.

     Any future acquisition involves risks commonly encountered in business relationships, including:

     - difficulties in assimilating and integrating the operations, personnel, technologies, products and services of the acquired business;

     - the technologies, products or businesses that we acquire may not achieve expected levels of revenue, profitability, benefits or productivity;

     - difficulties in retaining, training, motivating and integrating key personnel;

     - diversion of management's time and resources away from our normal daily operations;

     - difficulties in successfully incorporating licensed or acquired technology and rights into our product and service offerings;

     - difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

     - difficulties in retaining relationships with customers, employees and suppliers of the acquired company;

     - risks of entering markets in which we have no or limited direct prior experience;

     -    potential disruptions of our ongoing businesses; and

     - unexpected costs and unknown liabilities associated with the acquisitions.

     For these reasons, future acquisitions could materially and adversely affect our existing businesses. Moreover, we cannot predict the accounting treatment of any acquisition, in part because we cannot be certain whether current accounting regulations, conventions or interpretations will prevail in the future.

     In addition, to finance any future acquisitions, it may be necessary for us to incur additional indebtedness or raise additional funds through public or private financings. These financings may not be available to us at all, or if available may not be available on terms satisfactory to us or to those whose consents are required for such financings. Available equity or debt financings may materially and adversely affect our business and operations and, in the case of equity financings, may significantly dilute the percentage ownership interests of our stockholders.

     We cannot assure you that we will make any additional acquisitions or that any acquisitions, if made, will be successful, will assist us in the accomplishment of our business strategy, or will generate sufficient revenues to offset the associated costs and other adverse effects or will otherwise result in us receiving the intended benefits of the acquisition. In addition, we cannot assure you that any acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services, or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

     IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE COULD LOSE IMPORTANT PROPRIETARY TECHNOLOGY, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our success and ability to compete depends, in substantial part, upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products, services and technology from those of our competitors. The unauthorized use of our intellectual property rights and proprietary technologies by others could materially harm our business. We rely primarily on a combination of copyright, trademark and trade secret laws, along with confidentiality agreements, contractual provisions and licensing arrangements, to establish and protect our intellectual property rights. Although we hold copyrights and trademarks in our business, and we have applied for a patent and the registration of a number of new trademarks and service marks and intend to introduce new trademarks and service marks, we believe that the success of our business depends more upon our proprietary technology, information, processes and know-how than on patents or trademark registrations. In addition, much of our proprietary information and technology may not be patentable. We may not be successful in obtaining any patents or in registering new marks.

     Despite our efforts to protect our intellectual property rights, existing laws afford only limited protection, and our actions may be inadequate to protect our rights or to prevent others from claiming violations of their proprietary rights. Unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products and services, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our intellectual property. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the United States.

     We may need to resort to litigation to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of other companies' proprietary rights in the future. However, litigation could result in significant costs or in the diversion of management and financial resources. We cannot assure you that any such litigation will be successful or that we will prevail over counterclaims against us. Our failure to protect any of our important intellectual property rights or any litigation that we resort to in order to enforce those rights could materially and adversely affect our business.

     IF WE FACE CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BY THIRD PARTIES, WE COULD ENCOUNTER EXPENSIVE LITIGATION, BE LIABLE FOR SIGNIFICANT DAMAGES OR INCUR RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

     Although we are not aware of any present infringement of our products or technologies on the intellectual property rights of others, we cannot be certain that our products, services and technologies do not or in the future will not infringe on the valid intellectual property rights held by third parties. In addition, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights. We may incur substantial expenses in litigation defending against any third party infringement claims, regardless of their merit. Successful infringement claims against us could result in substantial monetary liability, require us to enter into royalty or licensing arrangements, or otherwise materially disrupt the conduct of our business. In addition, even if we prevail on these claims, this litigation could be time-consuming and expensive to defend or settle, and could result in the diversion of our time and attention, which could materially and adversely affect our business.

     In recent years, there has been a significant amount of litigation in the United States involving patents and other intellectual property rights. In the future, we may be a party to litigation as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     - stop selling, incorporating or using our products and services that use the infringed intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

     -    redesign the products and services that use the technology.

     If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     WE FACE SOME RISKS THAT ARE INHERENT IN NATURAL GAS AND ELECTRICAL OPERATIONS.

     Some of our operations are subject to the hazards and risks inherent in the servicing and operation of natural gas assets, including encountering unexpected pressures, explosions, fire, natural disasters, blowouts, cratering and pipeline ruptures, as well as in the manufacture, sale and operation of electrical equipment such as PowerSecure's distributed generation system, including electrical shocks, which hazards and risks could result in personal injuries, loss of life, environmental damage and other damage to our properties and the properties of others. These operations involve numerous financial, business, regulatory, environmental, operating and legal risks. Damages occurring as a result of these risks may give rise to product liability claims against us. We have product liability insurance generally providing up to $6 million coverage per occurrence and $7 million annual aggregate coverage. Although we believe that our insurance is adequate and customary for companies of our size that are engaged in operations similar to ours, losses due to risks and uncertainties could occur for uninsurable or uninsured risks or could exceed our insurance coverage. Therefore, the occurrence of a significant adverse effect that is not fully covered by insurance could have a material and adverse effect on our business. In addition, we cannot assure you that we will be able to maintain adequate insurance in the future at reasonable rates.

     SOME OF POWERSECURE'S LONG-TERM TURN-KEY CONTRACTS SUBJECT US TO RISKS.

     Some of PowerSecure's contracts for turn-key distributed generation projects have a term of many years, during which time some risks to its business may arise due to its obligations under those contracts, even though PowerSecure believes it has mitigated those risks. For example, PowerSecure is responsible for full maintenance on the generators and switchgear during the term of the contract, but it has set aside reserves expected to be sufficient to cover its maintenance obligations and has purchased maintenance packages designed to cover maintenance on the generators. In addition, changes in circumstances that were not contemplated at the time of the contract could exposure PowerSecure to unanticipated risks or to protracted or costly dispute resolution.

     WE DEPEND ON SOLE SOURCE OR LIMITED SOURCE SUPPLIERS FOR SOME OF THE KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE INCREASES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on sole or limited source suppliers for key components and materials for some of our products such as generators, and if we are unable to obtain these components on a timely basis, we will not be able to deliver our products to customers. Also, we cannot guarantee that any of the parts or components that we purchase, if available at all, will be of adequate quality or that the prices we pay for these parts or components will not increase. For example, PowerSecure is dependent upon on obtaining a timely and cost-effective supply of generators for its distributed generation system, and from time to time these generators are in short supply, affecting the timing and cost of the generators. We may experience delays in production if the supply of any critical components is interrupted or reduced and we have failed to identify an alternative vendor or if there is a significant increase in the cost of such components, which could materially and adversely affect our business and operations.

     WE COULD BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION THAT AFFECTS OUR ABILITY TO OFFER OUR PRODUCTS AND SERVICES OR THAT AFFECTS DEMAND FOR OUR PRODUCTS AND SERVICES.

     Our business operations are subject to varying degrees of federal, state, local and foreign laws and regulations. Regulatory agencies may impose special requirements for implementation and operation of our products, services or technologies that may significantly impact or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant laws, regulations and requirements may be adopted or imposed in the future. Furthermore, some of our customers must comply with numerous laws and regulations. The modification or adoption of future laws and regulations could adversely affect our business and our ability to continually modify or alter our methods of operations at reasonable costs. We cannot provide any assurances that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could become subject to substantial penalties which could materially and adversely affect our business.

     OUR BUSINESS COULD SUFFER IF WE CANNOT MAINTAIN AND EXPAND OUR CURRENT STRATEGIC ALLIANCES AND DEVELOP NEW ALLIANCES.

     One element of our business strategy is the development of corporate relationships such as strategic alliances with other companies to provide products and services to existing and new markets and to develop new products and services and enhancements to existing products and services. We believe that our success in the future in penetrating new markets will depend in large part on our ability to maintain these relationships and to cultivate additional or alternative relationships. However, we cannot assure you that we will be able to develop new corporate relationships, or that these relationships will be successful in achieving their purposes. Our failure to continue our existing corporate relationships and develop new relationships could materially and adversely affect our business.

     TERRORIST ACTIVITIES AND RESULTING MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The terrorist attacks on September 11, 2001 disrupted commerce throughout the world. In response to such attacks, the U.S. is actively using military force to pursue those behind these attacks and initiating broader actions against global terrorism. The continued threat of terrorism throughout the world, the escalation of military action, and heightened security measures in response to such threats may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in reductions in capital expenditures or spending on technology, longer sales cycles, deferral or delay of customer orders, or an inability to effectively market our products or services, our business and results of operations could be materially and adversely affected.

     CHANGES IN LAWS, REGULATIONS AND FINANCIAL ACCOUNTING STANDARDS COULD CAUSE US TO INCUR INCREASED COSTS AND EXPENSES, MATERIALLY AND ADVERSELY AFFECTING OUR BUSINESS AND OUR REPORTED RESULTS OF OPERATIONS.

     Recently enacted changes in the laws and regulations affecting public companies, especially those pertaining to corporate governance and public disclosure such as the Sarbanes-Oxley Act of 2002 and related SEC regulations, have caused us to incur increased costs of compliance and have resulted in changes in accounting standards or accepted practices within our industry. New laws, regulations and accounting standards, as well as the questioning of, or changes to, currently accepted accounting practices may increase our costs and thus adversely affect our reported financial results, which could have an adverse effect on our stock price. New laws, rules and regulations could also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, forcing us to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as our executive officers.

     CHANGES IN ACCOUNTING RULES FOR STOCK-BASED COMPENSATION MAY ADVERSELY AFFECT OUR OPERATING RESULTS, OUR STOCK PRICE AND OUR COMPETITIVENESS IN THE EMPLOYEE MARKETPLACE.

     We have a history of using employee stock options and other stock-based compensation to hire, motivate and retain our employees. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," which will require us, starting January 1, 2006, to measure compensation costs for all stock-based compensation (including stock options) at fair value and to recognize these costs as expenses in our statements of income. The recognition of these expenses in our statements of income will have a negative effect on our earnings per share, which could negatively impact our future stock price. In addition, if we reduce or alter our use of stock-based compensation to minimize the recognition of these expenses, our ability to recruit, motivate and retain employees may be impaired, which could put us at a competitive disadvantage in the employee marketplace.

     THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO IMPLEMENT, IN A TIMELY MANNER, THE INTERNAL CONTROLS PROCEDURES NECESSARY TO ALLOW OUR MANAGEMENT TO REPORT ON THE EFFECTIVENESS OF OUR INTERNAL CONTROLS.

     Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish an internal controls report of management's assessment of the effectiveness of our internal controls as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Our independent registered public accounting firm will then be required to attest to, and report on, our assessment. In order to issue our report, our management must document both the design of our internal controls and the testing processes that support management's evaluation and conclusion. Our management has begun the necessary processes and procedures for issuing its report on our internal controls. However, there can be no assurance that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that management will be able to report that our internal control over financial reporting is effective.

                         RISKS RELATED TO THIS OFFERING

     AS A RESULT OF THEIR BENEFICIAL OWNERSHIP OF A LARGE PERCENTAGE OF OUR COMMON STOCK, OUR DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     As of November 1, 2005, our executive officers, directors and 5% or greater stockholders beneficially owned, in the aggregate, approximately 35% of our outstanding common stock, assuming they exercise or convert all stock options and warrants that are exercisable or convertible within 60 days of that date. As a result, these stockholders could, as a practical matter, exercise a significant level of control over matters requiring approval by our stockholders, including the election of directors and the approval of mergers, sales of substantially all of our assets and other significant corporate transactions. The interests of these stockholders may differ from your interests, and the concentration of control may limit your ability to influence corporate matters. In addition, this concentration of stock ownership may have the effect of discouraging, delaying or preventing a change in control of us, adversely affecting the market price of our common stock.

     VIRTUALLY ALL OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS, AND SIGNIFICANT SALES OF THESE SHARES COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

     If our stockholders sell a significant number of shares of our common stock in the public market, including shares issuable upon the exercise of outstanding options, warrants and other rights, or if there is a perception that these sales could occur, then the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, if we need to raise additional capital.

     As of November 1, 2005, 12,357,217 shares of common stock were outstanding. On that date, options to purchase 2,146,144 shares of common stock were outstanding, and shares that may be acquired upon exercise of these stock options are eligible for sale on the public market from time to time subject to vesting. Also, on that date, warrants to purchase 983,164 shares of common stock were outstanding. The resale of all shares underlying these options and warrants are covered by currently effective registration statements. The exercise or conversion of outstanding options, warrants and other rights to purchase our common stock will dilute the remaining ownership of other holders of our common stock. In addition, the sale in the public market of a significant number of these shares issuable upon the exercise of options, warrants and other rights, or the perception that such sales could occur, could cause the price of the common stock to decline.

     OUR CHARTER DOCUMENTS AND OUR STOCKHOLDER RIGHTS PLAN, AS WELL AS DELAWARE LAW, CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A THIRD-PARTY ACQUISITION OF OUR COMMON STOCK, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Some provisions in our second restated certificate of incorporation, our amended and restated by-laws, and our stockholder rights plan, as well as some provisions of Delaware law, could have the effect of discouraging, delaying or preventing a third party from attempting to acquire us, even if doing so would be beneficial to stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - a classified board of directors in which only approximately one-third of the total Board members are elected at each annual meeting;

     - the existence of large amounts of authorized but unissued shares of our common stock and our preferred stock;

     - authority for our board of directors to issue shares of our common stock and our preferred stock, and to determine the price, voting and other rights, preferences, privileges and restrictions of undesignated shares of preferred stock, without any vote by or approval of our stockholders;

     - super-majority voting requirements to effect material amendments to our second restated certificate and by-laws;

     -    limiting the persons who may call special meetings of stockholders;

     - prohibiting stockholders from acting by written consent without a meeting;

     - the dilutive effects of our stockholders rights plan to a potential acquirer;

     - a fair price provision that sets minimum price requirements for potential acquirers under certain conditions;

     - anti-greenmail provisions which limit our ability to repurchase shares of common stock from significant stockholders;

     - restrictions under Delaware law on mergers and other business combinations between us and any 15% stockholders; and

     - advance notice requirements for director nominations and for stockholder proposals.

     In addition, we have entered into employment agreements with certain executive officers and other employees which, among other things, include severance and changes in control provisions.

     OUR STOCKHOLDER RIGHTS AGREEMENT MAKES EFFECTING A CHANGE OF CONTROL MORE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

     Our board of directors has adopted an amended and restated rights agreement. Our rights agreement may have the effect of delaying, deterring, or preventing changes in our management or control of us, which may discourage potential acquirers who otherwise might wish to acquire us without the consent of the board of directors. Under the rights plan, if a person or group acquires 15% or more of our common stock, all holders of rights (other than the acquiring stockholder) may, upon payment of the purchase price then in effect, purchase common stock having a value of twice the purchase price. In the event that we are involved in a merger or other similar transaction where we are not the surviving corporation, all holders of rights (other than the acquiring stockholder) shall be entitled, upon payment of the then in effect purchase price, to purchase common stock of the surviving corporation having a value of twice the purchase price. The rights will expire on November 30, 2011, unless we extend the terms of the rights agreement or we earlier redeem or exchange the rights.

     WE HAVE NOT IN THE PAST AND WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK, AND EVEN IF WE CHANGE OUR INTENTIONS OUR ABILITY TO PAY DIVIDENDS IS LIMITED.

     We have never declared or paid any cash dividends on our common stock. Therefore, a stockholder will not experience a return on its investment in our common stock without selling its shares, because we currently intend on retaining any future earnings to fund our growth and do not expect to pay dividends in the foreseeable future on the common stock.

     Under Delaware law, we are not permitted to make a distribution to our stockholders, including dividends on our capital stock, if, after giving effect to the payment, we would not be able to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount which would be needed if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and for the servicing and repayment of indebtedness. As a holding company with no independent operations, our ability to pay dividends is dependant upon the receipt of dividends or other payments from our subsidiaries. The terms of our credit facility limit our ability to pay dividends by prohibiting the payment of dividends by our subsidiaries without the consent of the lender. Future dividends, if any, will be determined by our Board of Directors, based upon our earnings, financial condition, capital resources, capital requirements, charter restrictions, contractual restrictions and such other factors as our board of directors deems relevant.

     OUR STOCK PRICE IS SUBJECT TO EXTREME PRICE AND VOLUME FLUCTUATIONS, WHICH COULD ADVERSELY AFFECT AN INVESTMENT IN OUR STOCK.

     The market price and volume of our common stock has in the past been, and in the future is likely to continue to be, highly volatile. The stock market in general has been experiencing extreme price and volume fluctuations for years. The market prices of securities of technology companies have been especially volatile. A number of factors could cause wide fluctuations in the market price and trading volume of our common stock in the future, including:

     -    actual or anticipated variations in our results of operations;

     -    announcements of technological innovations;

     - changes in, or the failure by us to meet, securities analysts' estimates and expectations;

     -    the receipt or loss of significant customer orders;

     -    introduction of new products and services by us or our competitors;

     - conditions or trends in the energy and technology industries in general, and in the particular markets we service;

     - announcements by us or our competitors of significant technical innovations, products, services, contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

     - the lower coverage by securities analysts and the media of issuers with securities trading on the American Stock Exchange;

     - announcements by us or our competitors of the success or status of our business;

     - changes in the market valuation of other energy or technology companies;

     -    additions or departures of key personnel;

     -    general economic, business and market conditions; and

     - sales of our common stock by our directors, executive officers and significant stockholders.

     Many of these factors are beyond our control. The occurrence of any one or more of these factors could cause the market price of our common stock to fall, regardless of our operating performance.

     In addition, broad fluctuations in price and volume have been unrelated or disproportionate to operating performance, both of the market in general and of us in particular. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Securities litigation is often expensive and could divert management's attention and resources, which could have a material adverse effect on our business, even if we ultimately prevail in the litigation.

     WE MAY ISSUE SHARES OF PREFERRED STOCK THAT COULD DILUTE THE INTERESTS OF HOLDERS OF OUR COMMON STOCK.

     Our charter currently authorizes our board of directors to issue up to 2,000,000 shares of preferred stock on terms to be fixed by the Board of Directors. The terms of our common stock do not limit the issuance of shares of preferred stock. The issuance of shares of preferred stock could dilute the interests of holders of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of and made under the safe harbor provisions of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are all statements other than statements of historical facts, including statements that refer to plans, intentions, objectives, goals, strategies, hopes, beliefs, projections, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words "may", "could", "should", "would", "will", "project", "intend", "continue", "believe", "anticipate", "estimate", "forecast", "expect", "plan", "potential", "opportunity" and "scheduled", variations of such words, and other similar expressions are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

     - our prospects, including our future revenues, expenses, net income, margins, profitability, cash flow, liquidity, financial condition and results of operations;

     - our products and services and the markets therefor, including market position, market share, market demand and benefits to customers;

     -    our ability to successfully develop, operate and grow our businesses;

     -    our business plans, strategies, goals and objectives;

     - the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, available borrowings under our credit arrangements and other capital resources, to meet our future working capital, capital expenditure, debt service and business growth needs;

     -    industry trends and customer preferences;

     - the nature and intensity of our competition, and our ability to successfully compete in our markets;

     - business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

     - the effects on our business, financial condition and results of operations of the resolution of litigation and claims that arise from time to time; and

     -    future economic, business, market and regulatory conditions.

     Any forward-looking statements we make are based on our current plans, intentions, objectives, goals, strategies, hopes, beliefs, projections and expectations, as well as assumptions made by and information currently available to management. You are cautioned not to place undue reliance on any forward-looking statements, any or all of which could turn out to be wrong. Forward-looking statements are not guarantees of future performance or events, but are subject to and qualified by substantial risks, uncertainties and other factors, which are difficult to predict and are often beyond our control. Forward-looking statements will be affected by assumptions we might make that do not materialize or prove to be incorrect and by known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, anticipated or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described in "Risk Factors," or as well as other risks, uncertainties and factors discussed elsewhere in this prospectus, in documents that we include as exhibits to or incorporate by reference in this prospectus, and in other reports and documents we from time to time file with or furnish to the SEC.

     Any forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We do not intend, and we undertake no duty or obligation, to update or revise any forward-looking statement for any reason, whether as a result of changes in our expectations or the underlying assumptions, the receipt of new information, the occurrence of future or unanticipated events, circumstances or conditions or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered under this prospectus by the selling securityholders. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling securityholders listed below in "Selling Securityholders."

     However, because 983,164 shares of common stock offered by this prospectus are issuable upon the exercise of warrants held by the selling securityholders, we will receive the proceeds, if any, from any exercise of the warrants by the selling securityholders in cash. If all the warrants are exercised in cash, then we will receive aggregate gross proceeds of approximately $3.4 million, assuming the exercise prices of the warrants are not adjusted. We anticipate that the proceeds from any cash exercises of warrants will be used for general corporate purposes, which may include working capital, capital expenditures, and the repayment of indebtedness, or for acquisitions of businesses, technology or assets and repurchases of securities. We cannot assure you that any of the warrants will be exercised in cash or, if any warrants are exercised, when these exercises will occur.

                             SELLING SECURITYHOLDERS

     References in this prospectus to the selling securityholders include the persons listed in the table below and any donees, pledgees, transferees or other successors-in-interest selling shares received from a selling securityholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

     All of the shares of common stock offered by the selling securityholders under this prospectus were issued to, or are issuable upon the exercise of warrants issued to, the selling securityholders in private placement transactions exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     We have registered the resale by the selling securityholders of the shares offered under this prospectus under their registration rights. In connection with our May 2004 private placement, we agreed in a registration rights agreement to register the resale of all shares of common stock issued or issuable in connection with the private placement by filing a registration statement with the SEC and keeping the registration statement effective until the earliest of the following:

     -    five years after the registration statement becomes effective;

     -    such time as all such shares have been publicly resold;

     - such time as all such shares may be sold under Rule 144(k) under the Securities Act.

This prospectus covers the resale of 1,542,598 shares of common stock, and 983,164 shares of common stock issuable upon the exercise of warrants, issued to certain of the selling securityholders in our May 2004 private placement.

     In addition, we agreed to register the resale or other distribution of shares of common stock, and of shares of common stock issuable upon the conversion of shares of Series B preferred stock, issued to certain selling securityholders in our December 1999 and February 2000 private placements, in a registration rights agreement. Under that registration rights agreement, we agreed to maintain the effectiveness of a registration statement until three months after the selling securityholders ceased to be affiliates. This prospectus covers the resale or other distribution of 1,632,035 shares of common stock, including shares of common stock issued upon the conversion of shares of Series B preferred stock, issued in those private placements.

     The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions relating to our securities.

     The following table sets forth, as of November 1, 2005, except as otherwise stated in the notes to the table, the following information based on information provided to us by or on behalf of the selling securityholders:

     -    the name of each selling securityholder;

     - the number of shares and the percent of common stock beneficially owned by each selling securityholder;

     - the number of shares that may be offered for sale from time to time by each selling securityholder under this prospectus; and

     - the number of shares and the percentage of common stock to be beneficially owned by each selling securityholder assuming the sale of all the shares offered under this prospectus.

     The shares offered under this prospectus may be offered, sold or otherwise disposed of from time to time by the selling securityholders. We are not aware of any current agreement, arrangement or understanding by the selling securityholders with respect to the sale of any shares offered under this prospectus. Each selling securityholder may decide to sell under this prospectus all, some or none of the shares listed in the table. Accordingly, we cannot estimate the number of shares that the selling securityholders will beneficially own after completion of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a part of their common stock since the date on which they provided the information regarding their beneficial ownership.

     Beneficial ownership is determined under the rules and regulations of the SEC and generally includes voting or investment control, but is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, each selling securityholder named in the table below has sole voting and investment power with respect to the shares shown in the table, except as provided by applicable community property laws. In computing the number of shares of common stock and the percent of outstanding common stock beneficially owned by a selling securityholder, beneficial ownership includes any shares issuable under options, warrants, conversion rights and other rights that are exercisable on or within 60 days of November 1, 2005. Such shares, however, are not included for purposes of computing the beneficial ownership of any other selling securityholder. The percentage of beneficial ownership is based upon 12,357,219 shares of common stock outstanding on November 1, 2005.

     Information about the selling securityholders may change over time. Any changed information will be contained in one or more prospectus supplements. None of the selling securityholders has held any position, office or other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our shares or other securities, except that Roth Capital Management, LLC acted as our placement agent in the May 2004 private placement.

                                                     SHARES                                 SHARES
                                                  BENEFICIALLY                           BENEFICIALLY
                                                     OWNED                               OWNED AFTER
                                               PRIOR TO OFFERING                         OFFERING (2)
NAME OF SELLING                                -----------------   NUMBER OF SHARES   -----------------
SECURITYHOLDER                                  NUMBER   PERCENT      OFFERED (1)      NUMBER   PERCENT
---------------                                -------   -------   ----------------   -------   -------
Lagunitas Partners LP (3)(4)                   747,319     6.0          677,419        69,900       *

Gruber & McBaine International (4)(5)          195,493     1.5          174,193        21,300       *

Jon D. Gruber & Linda W. Gruber (4)(6)         332,814     2.7           58,064       274,750     2.2

J. Patterson McBaine (4)(7)                    331,164     2.7           58,064       273,100     2.2

Smithfield Fiduciary LLC (8)                   200,000     1.6          200,000             0       *

Stonestreet L.P. (9)                            38,710       *           38,710             0       *

Genesis Microcap Inc. (10)                      38,710       *           38,710             0       *

Alpha Capital Aktiengesellschaft (11)          154,838     1.2          154,838             0       *

Treeline Investment Partners, L.P. (12)         12,097       *           12,097             0       *

Ariel Fund, L.P. (13)                            4,032       *            4,032             0       *

Solstice Investment Partners (14)               29,765       *           29,765             0       *

Solstice Capital Management, LLC (15)           10,065       *           10,065             0       *

MFN LLC (16)                                    96,774       *           96,774             0       *

Microcapital Fund Ltd (17)                     231,259     1.9          116,129       115,130       *

Microcapital Fund LP (18)                      383,748     3.1          193,548       190,200     1.5

Omicron Master Trust (19)                       78,161       *           78,161             0       *

WS Opportunity Fund (Q.P.) L.P. (20)            16,781       *           16,781             0       *

WS Opportunity Fund L.P. (21)                   13,717       *           13,717             0       *

WS Opportunity Fund International, Ltd. (22)    17,889       *           17,889             0       *

Flyline Holdings, Ltd. (23)                     46,468       *           46,468             0       *

Ritchie Maple Trading, Ltd. (24)                17,800       *           17,800             0       *

Ridgecrest Partners Q.P. L.P. (25)               9,460       *            9,460             0       *

Ridgecrest Partners L.P. (26)                      460       *              460             0       *

Ridgecrest Partners LTD (27)                     2,460       *            2,460             0       *

Catalyst Partners LP (28)                        2,960       *            2,960             0       *

Catalyst International (29)                      2,860       *            2,860             0       *

Quantum Partners LDC (30)                        7,600       *            7,600             0       *

                                                                                                    *
David D. May (31)                               19,356       *           19,356             0

                                                     SHARES                                 SHARES
                                                  BENEFICIALLY                           BENEFICIALLY
                                                     OWNED                               OWNED AFTER
                                               PRIOR TO OFFERING                         OFFERING (2)
NAME OF SELLING                                -----------------   NUMBER OF SHARES   -----------------
SECURITYHOLDER                                  NUMBER   PERCENT      OFFERED (1)      NUMBER   PERCENT
---------------                                -------   -------   ----------------   -------   -------

Kynikos Opportunity Fund, L.P. (32)              1,640       *             1,640         0         *

Kynikos Opportunity Fund II, L.P. (33)           8,360       *             8,360         0         *

Kynikos Opportunity Fund International
Limited (34)                                     5,000       *             5,000         0         *

Little Bear Investment, LLC (35)                 8,000       *             8,000         0         *

Zachary Prensky (36)                             2,000       *             2,000         0         *

Fountainhead Fund (37)                          10,000       *            10,000         0         *

TCMP(3) Partners (38)                            9,677       *             9,677         0         *

SRG Capital, LLC (39)                            9,677       *             9,677         0         *

Covenant Investments, L.P. (40)                 19,355       *            19,355         0         *

The Leisure Fund, L.P. (41)                      2,600       *             2,600         0         *

Roth Capital Partners LLC (42)                 351,055     2.8           351,055         0         *

GMAM Investment Funds Trust II-
Promark Alternative High Yield Bond
Fund (43) (44)                                 442,988     3.6           442,988         0         *

B III-A Capital Partners, L.P. (43)            221,497     1.8           221,497         0         *

DDJ Canadian High Yield Fund (43) (45)         664,484     8.2         1,028,968         0         *

Special Situations Fund III, L.P. (46)         132,498     1.1           132,498         0         *

Special Situations Private
Equity Fund, L.P. (46)                          74,347       *            74,347         0         *

Special Situations Technology
Fund, L.P. (46)                                  4,767       *             4,767         0         *

Special Situations Technology
Fund II, L.P. (46)                              47,470       *            47,470         0         *

Special Situations Cayman
Fund, L.P. (46)                                 43,982       *            43,982         0         *

----------
*    Less than 1%

(1) Represents the number of shares of common stock that may be offered from time to time under this prospectus by the selling securityholders, including shares of outstanding common stock held by the selling securityholders and shares of common stock issuable upon the exercise of outstanding warrants held by the securityholders.

(2) Assumes the sale of all of the shares of common stock offered under this prospectus. However, the selling securityholders may sell all, some or none of the shares offered under this prospectus.

(3) Includes 112,903 shares that may be acquired upon the exercise of currently exercisable warrants.

(4) Information based, in part, upon Schedule 13G filed with the SEC on August 22, 2005 (indicating beneficial ownership as of August 12, 2005), and Form 4 filed with the SEC on September 8, 2005 (indicating beneficial ownership as of September 6, 2005), by Gruber & McBaine Capital Management, LLC ("GMCM"), Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, J. Lynn Rose and Lagunitas Partners LP ("Lagunitas"). GMCM is the manager of Gruber & McBaine International ("GMI") and the general partner of Lagunitas, an investment limited partnership. Messrs. Gruber and McBaine are the managers, controlling persons and portfolio managers of GMCM and have voting control and investment discretion over the securities held by Lagunitas and by GMI. Lagunitas is an investment limited partnership of which GMCM is the general partner. GMCM, Messrs. Gruber, McBaine and Swergold and Ms. Rose constitute a group within the meaning of Rule 13d-5(b). Lagunitas is not a member of any group and disclaims beneficial ownership of the securities with respect to its ownership is reposited.

(5) Includes 29,032 shares that may be acquired upon the exercise of currently exercisable warrants.

(6) Includes 9,677 shares that may be acquired upon the exercise of currently exercisable warrants. Also includes 250,500 shares held in accounts managed by GMCM, over which Mr. Gruber has shared voting control and investment discretion.

(7) Includes 9,677 shares that may be acquired upon the exercise of currently exercisable warrants. . Also includes 250,500 shares held in accounts managed by GMCM, over which Mr. McBaine has shared voting control and investment discretion.

(8) Includes 100,000 shares that may be acquired upon the exercise of currently exercisable warrants. Highbridge Capital Management, LLC is the trading manager of Southfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glen Dubin and Henry Swieca control Highbridge Management LLC. Each of Highbridge Capital LLC, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(9) Includes 38,710 shares that may be acquired upon the exercise of currently exercisable warrants. Michael Finkelstein in the capacity as an officer of Shonestreet L.P. has voting control and investment discretion over these shares.

(10) Includes 6,452 shares that may be acquired upon the exercise of currently exercisable warrants.

(11) Includes 25,806 shares that may be acquired upon the exercise of currently exercisable warrants. Konrad Ackerman has voting control and investment discretion over these shares.

(12) Includes 12,097 shares that may be acquired upon the exercise of currently exercisable warrants. Treeline Investment Partners, L.P. is managed by Treeline Management LLC. Joseph Gil and Sean Deson of Treeline Management LLC each have voting power and investment discretion of all shares held by Treeline Investment Partners, L.P.

(13) Includes 4,032 shares that may be acquired upon the exercise of currently exercisable warrants

(14) Includes 8,065 shares that may be acquired upon the exercise of currently exercisable warrants. Gary Winston has voting control and investment discretion over these shares.

(15) Includes 8,065 shares that may be acquired upon the exercise of currently exercisable warrants. Gary Winston has voting control and investment discretion over these shares.

(16) Louis Ottimo, Anthony Ottimo and Thomas Giugliano have voting control and investment discretion over these shares.

(17) Includes 19,355 shares that may be acquired upon the exercise of currently exercisable warrants. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and

     MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(18) Includes 32,258 shares that may be acquired upon the exercise of currently exercisable warrants. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian
     P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(19) Includes 48,387 shares that may be acquired upon the exercise of currently exercisable warrants. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act, or Regulation 13D-G promulgated thereto) controls Omicron and Winchester.

(20) Includes 16,781 shares that may be acquired upon the exercise of currently exercisable warrants. Patrick R. Walker, Reid S. Walker and G. Stacy Smith have voting power and investment control over these shares.

(21) Includes 13,717 shares that may be acquired upon the exercise of currently exercisable warrants. Patrick R. Wilkes, Reid S. Walker and G. Stacy Smith have voting power and investment control over these shares.

(22) Includes 17,889 shares that may be acquired upon the exercise of currently exercisable warrants. Patrick R. Wilkes, Reid S. Walker and G. Stacy Smith have voting power and investment control over these shares.

(23) Includes 12,200 shares that may be acquired upon the exercise of currently exercisable warrants. W. Forrest Tempel has voting power and investment control over these shares.

(24) Includes 17,800 shares that may be acquired upon the exercise of currently exercisable warrants. Ritchie Capital Management, LLC has voting power and investment control over these shares.

(25) Includes 9,460 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(26) Includes 460 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(27) Includes 2,460 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(28) Includes 2,960 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(29) Includes 2,860 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(30) Includes 7,600 shares that may be acquired upon the exercise of currently exercisable warrants. Sanford Prater and David May have voting power and investment control over these shares.

(31) Includes 3,226 shares that may be acquired upon the exercise of currently exercisable warrants.

(32) Includes 1,640 shares that may be acquired upon the exercise of currently exercisable warrants. James S. Chanos and Jeffrey R. Perry, as directors of Kynikos Opportunity Fund L.P., have voting power and investment control over these shares.

(33) Includes 8,360 shares that may be acquired upon the exercise of currently exercisable warrants. James S. Chanos and Jeffrey R. Perry, as directors of Kynikos Opportunity Fund II, L.P., have voting power and investment control over the shares.

(34) Includes 5,000 shares that may be acquired upon the exercise of currently exercisable warrants. James S. Chanos and Jeffrey R. Perry, as directors of Kynikos Opportunity Fund International/Limited, have voting power and investment control over these shares.

(35) Includes 8,000 shares that may be acquired upon the exercise of currently exercisable warrants. Jeffrey Mann and Zachary Prensky have voting power and investment control over these shares.

(36) Includes 2,000 shares that may be acquired upon the exercise of currently exercisable warrants.

(37) Includes 10,000 shares that may be acquired upon the exercise of currently exercisable warrants.

(38) Includes 9,677 shares that may be acquired upon the exercise of currently exercisable warrants. Steven Slawson and Walter Schenker have voting power and investment control over these shares.

(39) Includes 9,677 shares that may be acquired upon the exercise of currently exercisable warrants. Edwin Mecabe and Tai May Lee, jointly, have voting power and investment control over these shares.

(40) Includes 3,226 shares that may be acquired upon the exercise of currently exercisable warrants. Robert H. Alpert has voting power and investment control over these shares.

(41) Includes 2,600 shares that may be acquired upon the exercise of currently exercisable warrants. V. Kent Green, as general partner of The Leisure Fund, L.P., has voting power and investment control over these shares.

(42) Reflects 351,055 shares that may be acquired upon the exercise of currently exercisable warrants. Roth Capital Partners LLC is a broker-dealer and received the warrants as compensation for services rendered as placement agent in the May 2004 private placement in the ordinary course of business. At the time the warrants were issued, Roth Capital Partners LLC had no agreements or understanding, directly or indirectly, with any person to distribute the securities.

(43) Information based, in part, on Amendment No. 6 to Schedule 13D filed with the SEC on December 16, 2004, by DDJ Capital Management, LLC ("DDJ"), B III-A Capital Partners, L.P. ("B III-A Capital Partners") and GP III-A, LLC ("GP III-A"), indicating beneficial ownership as of December 9, 2004. Information also based, in part, on Amendment No. 3 to Schedule 13G filed with the SEC on February 16,

     2005 by General Motors Trust Company, as trustee for GMAM Investment Funds Trust II ("GMAM") and General Motors Investment Management Corporation ("GMIMCO"), indicating beneficial ownership as of December 31, 2004. GP III-A is the general partner of, and DDJ is the investment manager for, B III-A Capital Partners. DDJ is the investment advisor to the DDJ Canadian High Yield Fund. DDJ is an investment manager for GMAM.

(44) These shares are held in the nominee name of Southlake & Co.

(45) These shares are held in the nominee name of Hare & Co.

(46) MGP Advisors Limited Partnership ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM, SSTA and MG, Messers. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds referenced in this note.

                              PLAN OF DISTRIBUTION

     The selling securityholders and any of their pledgees, donees, transferees, assignees and other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     - broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted by applicable law.

     The selling securityholders may also sell any of the shares offered under this prospectus that qualify for sale under Rule 144 under the Securities Act, rather than under this prospectus.

     Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

     In connection with the sale of our shares, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Upon being notified in writing by a selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of each such selling securityholders and of the participating broker-dealer(s);

     -    the number of shares involved;

     -    the price at which such the shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer where applicable;

     - that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -    other facts material to the transaction.

     In addition, upon being notified in writing by a selling securityholders that a donee, pledges, transfers and other successor interests intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus, if then required in accordance with applicable securities law. Any prospectus supplement may also add, update or change any information contained in this prospectus, including information with the respect to the distribution of the shares.

     The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholders and/or the purchasers. Each selling securityholders has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholders business and, at the time of its purchase of such securities such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

     We have advised each selling securityholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, the anti-manipulation provisions of Regulation M, as applicable to such selling securityholders in connection with resales of their respective shares under this prospectus, which provisions may restrict activities of the selling securityholders and limit the timing of purchases and sales of shares by the selling securityholders.

     If the selling securityholders use this prospectus for any sale of shares, they will be subject to the prospectus delivery requirements of the securities act. We do not intend, and we assume no obligation, to deliver any copies of this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required by applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to pay all expenses related to the registration of the sale of the shares offered under this prospectus by the selling securityholders. The selling securityholders will pay all commissions, discounts, concessions and other compensation and selling expenses attributable to the sale of the shares. We have agreed to indemnify the selling securityholders against liabilities related to the registration of the shares, including liabilities arising under the Securities Act, or to contribute to payments the selling securityholders may be required to make in respect of these liabilities. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against liabilities related to the offer and sale of the shares, including liabilities arising under the Securities Act, or to contribute to payments a broker-dealer or agent may be required to make in respect of these liabilities.

     Neither we nor, to our knowledge, any selling securityholder has engaged any underwriter, broker, dealer or agent in connection with the distribution of the shares offered under this prospectus. The selling securityholders will act independently of us and each other, except as discussed in the notes to the table in "Selling Securityholders", in making decisions regarding the timing, manner and size of each sale. The selling securityholders are not obligated to, and we cannot assure you that the selling securityholders will, sell all or any of the shares offered under this prospectus.

                                  LEGAL MATTERS

     The validity of the common stock offered under this prospectus has been passed upon for us by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio.

                                     EXPERTS

     Our consolidated financial statements and the related financial statement schedule as of December 31, 2004 and for each of the three years in the period ended December 31, 2004, and the consolidated financial statements of MM 1995-2 as of December 31, 2004 and for each of the three years in the period ended December 31, 2004, are incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004.

     Our consolidated financial statements as of December 31, 2004 and for the year then ended and the related financial statement schedule, and the consolidated financial statements of MM 1995-2 as of December 31, 2004 and for each of the three years in the period ended December 31, 2004, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 2003 and for each of the two years in the period then ended and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our filings with the SEC are also available to the public at the SEC's website at http://www.sec.gov. In addition, our shares are listed for trading on the American

Stock Exchange. You can read and copy reports and other information concerning us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore does not include all of the information contained in the registration statement and the exhibits to the registration statement. You can obtain a copy of the registration statement, including the exhibits filed with it, from the SEC as indicated above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus the information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered a part of this prospectus, and information contained in documents that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference in this prospectus the documents listed below, which we have filed with the SEC (in each case, File No. 0-19793):

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 22, 2005;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005;

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 12, 2005;

     - our Current Reports on Form 8-K filed with the SEC on January 5, 2005, February 9, 2005, February 16, 2005 (as amended February 22, 2005), March 21, 2005, March 28, 2005, March 29, 2005, April 26, 2005, May 3,
          2005, May 16, 2005, August 8, 2005, August 12, 2005, September 6,
          2005, September 9, 2005, September 30, 2005 and October 5, 2005 (but, in each case excluding information "furnished" under Item 7.01); and

     - the description of our common stock, including the description of our preferred share purchase rights, contained in our registration statement on Form 8-A filed with the SEC on August 5, 2005, which incorporates by reference the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 10, 1993, which was amended in Form 8-A/A Amendment No. 5 filed with the SEC on November 30, 2001 and Form 8-A/A Amendment No. 6 filed with the SEC on May 21, 2004, and any amendments or reports filed with the SEC for the purpose of updating such descriptions.

     We also incorporate by reference information contained in any reports and other documents that we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering, other than information that is furnished but not filed with the SEC under those filings.

     Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that previous statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference in this prospectus.

     We will provide without charge to each person, including any beneficial owner to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. You may request a copy of these filings by writing or telephoning us at the following address:

                           Metretek Technologies, Inc.
                     303 East Seventeenth Avenue, Suite 660
                             Denver, Colorado 80203
                         Attention: Corporate Secretary
                            Telephone: (303) 785-8080

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR ANY SELLING SECURITYHOLDER HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THE SELLING SECURITYHOLDERS ARE MAKING AN OFFER TO SELL OR SEEKING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table set forth the costs and expenses, other than underwriting and other broker, dealer and other selling discounts and commissions, payable by the Registrant in connection with the registration and offering of the shares being registered in this registration statement. All amounts shown in the table below, other than the SEC registration fee, are estimates:

SEC registration fee ..........   $        0
Legal fees and expenses .......     4,500.00
Accounting fees and expenses ..     3,000.00
Printing costs ................     1,000.00
Miscellaneous .................     1,500.00
                                  ----------
   Total ......................   $10,000.00
                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides for indemnification of the directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.

     As permitted by Section 145 of the DGCL, the Registrant's Second Restated Certificate of Incorporation ("Second Restated Certificate") permits the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact such person is or was an officer of director of the Registrant, or is or was serving at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Registrant is also permitted to indemnify the same persons against expenses, including attorneys' fees, actually and reasonably incurred by such persons in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless, and only to the extent that, the adjudicating court determines that such indemnification is proper under the circumstances. To the extent such persons are successful on the merits or otherwise in defense of any such action, suit or proceeding, such indemnification is mandatory. The Registrant may also pay the expenses incurred in any such action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by such person. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of the Registrant's Second Restated Certificate, By-Laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of the Registrant's Second Restated Certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any such repeal or modification.

     The Registrant's Amended and Restated By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL.

     As permitted by Section 102(b)(7) of the DGCL, the Registrant's Second Restated Certificate also eliminates the personal liability of the Registrant's directors to Metretek or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DCGL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and (iv) for any transaction from which a director derived an improper personal benefit.

     The Registrant's Second Restated Certificate also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

     The Registrant has also entered into indemnification agreements with each of its directors that require the Registrant to indemnify its directors against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

ITEM 16. EXHIBITS

(3)  ARTICLES OF INCORPORATION AND BYLAWS:

     (3.1) Second Restated Certificate of Incorporation of Metretek
          Technologies, Inc. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3, Registration No. 333-96369.)

     (3.2) Amended and Restated By-Laws of Metretek Technologies, Inc.
          (Incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8, Registration No. 333-62714.)

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

     (4.1) Specimen Common Stock Certificate. (Incorporated by reference to
          Exhibit 4.1 to Registrant's Registration Statement on Form S-18, Registration No. 33-44558.)

     (4.2) Amended and Restated Rights Agreement, dated as of November 30, 2001, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form 8-A/A, Amendment No. 5, filed November 30, 2001.)

     (4.3) Amendment No. 1 to Amended and Restated Rights Agreement, dated as of
          April 22, 2004, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 1 to Registrant's Form 8-A/A, Amendment No. 6 filed May 21, 2004).

     (4.4) Form of Securities Purchase Agreement, dated as of April 29, 2004, by and among Metretek Technologies, Inc. and certain purchasers a signature thereto (collectively, the "Purchasers") (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.5) Form of Registration Rights Agreement, dated April 29, 2004, by and among Metretek Technologies, Inc. and the Purchasers. (Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.6) Form of Warrant, dated May 3, 2004, issued to the Purchasers.
          (Incorporated by reference to Exhibit 10.3 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.7) Form of Warrant, dated May 3, 2004, issued to Roth Capital
          Management, LLC. (Incorporated by reference to Exhibit 10.4 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.8) Form of Warrant, dated May 3, 2004, issued to certain holders of Series B preferred Stock. (Incorporated by reference to Exhibit 10.5 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.9) Letter agreement, dated as of April 27, 2004, between Metretek
          Technologies, Inc. and GMAM Investment Funds Trust II - Promark Alternative High Yield Bond Fund, B III-A Capital Partners, L.P. and DDJ Canadian High Yield Fund.

     (4.10) Letter agreement, dated as of April 27, 2004, between Metretek
          Technologies, Inc. and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Fund II, L.P.

(5)  OPINION RE LEGALITY:

     (5.1) Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. (Previously filed).

(23) CONSENTS OF EXPERTS AND COUNSEL:

     (23.1) Consent of Hein & Associates LLP*

     (23.2) Consent of Deloitte & Touche LLP*

     (23.3) Consent of Kegler, Brown, Hill & Ritter Co. L.P.A. (Included in
          Exhibit 5.1).

(24) POWER OF ATTORNEY:

     (24.1) Powers of Attorney of officers and directors of Metretek
          Technologies, Inc. (Previously filed).

----------
*    Filed herewith.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or From F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-2 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on November 8, 2005.

                                        METRETEK TECHNOLOGIES, INC.


                                        By: /s/ W. Phillip Marcum
                                            ------------------------------------
                                            W. Phillip Marcum, President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-2 on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                 TITLE                                       DATE
---------                 -----                                       ----


*                         President, Chief Executive Officer          November 8, 2005
-----------------------   and Director (Principal Executive
W. Phillip Marcum         Officer)


*                         Executive Vice President, Chief Financial   November 8, 2005
-----------------------   Officer, Treasurer and Director
A. Bradley Gabbard        (Principal Financial Officer)


*                         Principal Accounting Officer, Vice          November 8, 2005
-----------------------   President, Controller and Secretary
Gary J. Zuiderveen        (Principal Accounting Officer)


*                         Director                                    November 8, 2005
-----------------------
Basil M. Briggs


*                         Director                                    November 8, 2005
-----------------------
Anthony D. Pell


/s/ Kevin P. Collins      Director                                    November 8, 2005
-----------------------
Kevin P. Collins

*Signature pursuant to a Power of Attorney


By: /s/ Paul R. Hess
    --------------------------------------
    Paul R. Hess, Attorney-in-Fact

                           METRETEK TECHNOLOGIES, INC.
                                    FORM S-3

                                  EXHIBIT INDEX

(3)  ARTICLES OF INCORPORATION AND BYLAWS:

     (3.1) Second Restated Certificate of Incorporation of Metretek
          Technologies, Inc. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3, Registration No. 333-96369.)

     (3.2) Amended and Restated By-Laws of Metretek Technologies, Inc.
          (Incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8, Registration No. 333-62714.)

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

     (4.1) Specimen Common Stock Certificate. (Incorporated by reference to
          Exhibit 4.1 to Registrant's Registration Statement on Form S-18, Registration No. 33-44558.)

     (4.2) Amended and Restated Rights Agreement, dated as of November 30, 2001, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form 8-A/A, Amendment No. 5, filed November 30, 2001.)

     (4.3) Amendment No. 1 to Amended and Restated Rights Agreement, dated as of
          April 22, 2004, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 1 to Registrant's Form 8-A/A, Amendment No. 6 filed May 21, 2004).

     (4.4) Form of Securities Purchase Agreement, dated as of April 29, 2004, by and among Metretek Technologies, Inc. and certain purchasers a signature thereto (collectively, the "Purchasers") (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.5) Form of Registration Rights Agreement, dated April 29, 2004, by and among Metretek Technologies, Inc. and the Purchasers. (Incorporated by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.6) Form of Warrant, dated May 3, 2004, issued to the Purchasers.
          (Incorporated by reference to Exhibit 10.3 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.7) Form of Warrant, dated May 3, 2004, issued to Roth Capital
          Management, LLC. (Incorporated by reference to Exhibit 10.4 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.8) Form of Warrant, dated May 3, 2004, issued to certain holders of Series B preferred Stock. (Incorporated by reference to Exhibit 10.5 to Registrant's Current Report on Form 8-K filed on May 6, 2004).

     (4.9) Letter agreement, dated as of April 27, 2004, between Metretek
          Technologies, Inc. and GMAM Investment Funds Trust II - Promark Alternative High Yield Bond Fund, B III-A Capital Partners, L.P. and DDJ Canadian High Yield Fund.

     (4.10) Letter agreement, dated as of April 27, 2004, between Metretek
          Technologies, Inc. and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Fund II, L.P.

(5)  OPINION RE LEGALITY:

     (5.1) Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. (Previously filed).

(23) CONSENTS OF EXPERTS AND COUNSEL:

     (23.1) Consent of Hein & Associates LLP*

     (23.2) Consent of Deloitte & Touche LLP*

     (23.3) Consent of Kegler, Brown, Hill & Ritter Co. L.P.A. (Included in
          Exhibit 5.1).

(24) POWER OF ATTORNEY:

     (24.1) Powers of Attorney of officers and directors of Metretek
          Technologies, Inc. (Previously filed).

----------
*    Filed herewith.


                                      X-2